Exhibit 8
to Registration Statement
Registration No. 333-84276

[Letterhead of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.]

May 6, 2002

CenturyTel, Inc.
100 CenturyTel Drive
Monroe, Louisiana 71203

            RE: Issuance and Sale of Equity Units

Ladies and Gentlemen:

            We have acted as tax counsel to CenturyTel, Inc. ("CenturyTel") in connection with its preparation and filing with the Securities and Exchange Commission (the "Commission") on May 2, 2002 of a Prospectus Supplement dated April 30, 2002 (the "Prospectus Supplement") to the Prospectus dated April 29, 2002 (the "Base Prospectus" and, together with the Prospectus Supplement, the "Final Prospectus"), which formed a part of the Registration Statement on Form S-3 (as amended, the "Registration Statement") under the Securities Act of 1933, as amended, with respect to the issuance on the date hereof of 20,000,000 Equity Units (the "Equity Units"), initially consisting of units (referred to as "Corporate Units") initially comprised of (i) a purchase contract under which the holder agrees to purchase shares of common stock of CenturyTel no later than May 15, 2005 (a "Purchase Contract") and (ii) a beneficial interest in a Senior Note, Series J, due 2007 having a $25 stated principal amount (a "Senior Note"). All capitalized terms used in this opinion letter and not otherwise defined herein shall have the meanings ascribed to such terms in the Final Prospectus.

            In delivering this letter, we have reviewed and relied upon: (i) the Final Prospectus; (ii) the resolutions adopted by the Board of Directors of CenturyTel on February 26, 2002, and the resolutions adopted by the Special Pricing Committee of the Board of Directors of CenturyTel on April 29, 2002; (iii) the Underwriting Agreement, dated as of April 30, 2002, by and between CenturyTel and Goldman, Sachs & Co., as representatives of the several underwriters identified therein; (iv) the Purchase Contract Agreement, dated as of May 1, 2002, by and between CenturyTel and Wachovia Bank, National Association ("Wachovia"); (v) the Pledge Agreement, dated as of May 1, 2002, by and among CenturyTel, Wachovia and JPMorgan Chase Bank; (vi) the Senior Indenture, as supplemented by the First Supplemental Indenture dated as of May 1, 2002, by and between CenturyTel and Regions Bank, as trustee; (vii) a form of the global Corporate Units certificate; (viii) a form of the global Treasury Units certificate; and (ix) a form of the Senior Notes certificate. We also have examined and relied upon originals, or duplicates or certified or conformed copies, of such records of CenturyTel and such other documents, certificates, representations and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

            In our examination of such material, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies of documents submitted to us. In addition, we also have assumed that factual representations made to us are true, correct and complete and that the transactions related to the issuance of the Equity Units, the Corporate Units, and the Senior Notes will be consummated in accordance with the terms of the documents and forms of documents described herein. If any of the above described assumptions are untrue for any reason or if the issuance of the Equity Units, the Corporate Units, and the Senior Notes is consummated in a manner that is inconsistent with the manner in which it is described in the Final Prospectus, our opinions as expressed below may be adversely affected and may not be relied upon.

            On the basis of the foregoing, and subject to the following qualifications and comments, we are of the opinion that under current United States federal income tax law (i) the Senior Notes will be classified as indebtedness for United States federal income tax purposes and (ii) the statements made in the Prospectus Supplement under the caption "United States Federal Income Tax Consequences," insofar as they purport to constitute summaries of matters of United States federal tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects.

            We express no opinion with respect to the transactions referred to herein or in the Final Prospectus other than as expressly set forth herein.

            Our opinions are based upon the Internal Revenue Code of 1986, as amended, the Treasury regulations promulgated thereunder and other relevant authorities and law, all as in effect on the date hereof. Consequently, future changes in the law may cause the tax treatment of the transactions referred to herein to be materially different from that described in the Final Prospectus. We disclaim any undertaking to advise you of any subsequent changes of the matters stated, represented or assumed herein or any subsequent changes in applicable law, regulations or interpretations thereof.

            We are members of the Bar of the State of Louisiana, and we do not express any opinion herein concerning any law other than the federal law of the United States. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Base Prospectus under the caption "Legal Matters." In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the general rules and regulations of the Commission.

Yours very truly,

Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.

By: /s/ Rudolph R. Ramelli

Rudolph R. Ramelli